Exhibit 99.1

Marlin Announces Completion of General Partnership Sale to Azure Midstream

and Azure’s Contribution of Legacy Gathering System

•	Transaction Creates Visible Growth Platform through Additional Dropdowns from Azure

•	Provides Increased Geographic Footprint and Expands Service Offerings

•	Stronger Balance Sheet Provides Financial Flexibility for Future Growth Opportunities

Dallas, Texas, February 27, 2015 — Marlin Midstream Partners, LP (Nasdaq: FISH, “Marlin”, or the “Partnership”) announced the successful completion of the contributed Legacy gathering system from Azure Midstream Energy, LLC (“Azure”) for $162.5 million in cash. In separate transactions, Azure acquired (i) 100% of Marlin Midstream GP, LLC, Marlin’s general partner, (ii) 90% of Marlin Midstream GP, LLC’s incentive distribution rights in Marlin, and (iii) an option to acquire 20% of NuDevco Midstream Development, LLC’s (“NuDevco”) 10.7 million limited partnership units in Marlin. The combined transactions create a MLP that has a materially enhanced operating profile with substantially greater enterprise value.

As previously announced on January 15, 2015, the transformative combination of Azure’s substantial dropdown inventory, as well as Azure’s contribution of its Legacy gathering system into Marlin’s existing midstream assets, creates a diverse platform of midstream services and establishes the Partnership as one of the largest gathering and processing systems in the Haynesville and horizontal Cotton Valley plays in east Texas and north Louisiana. The Partnership now boasts 723 miles of high- and low- pressure gathering lines, 260 MMcf/d of processing capacity, 20,000 Bbls/d of NGL takeaway capacity, and three crude oil transloading facilities.

The Partnership’s new President and Chief Executive Officer, I.J. “Chip” Berthelot, II said, “We are excited to complete the transactions among Azure, Marlin, and NuDevco as it further diversifies the Partnership’s customer base and midstream services by combining Marlin’s new and efficient processing assets with Legacy’s expansive gathering footprint.” Mr. Berthelot continued, “The enhanced scale of the new MLP positions us to be best-in-class as we capture valuable synergies among our collective gathering and processing facilities. This allows us to maximize fee opportunities and provides greater growth on future investments.”

Financing

To effectuate the collective transactions, the Partnership entered into a restructured and expanded credit facility that provides enhanced liquidity and improved access to capital for accretive development and acquisition opportunities. The Partnership’s new $250 million facility was oversubscribed, and includes a syndicate of nine banks led by Wells Fargo Bank, N.A. as administrative agent with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and SG Americas Securities, LLC as joint lead arrangers.

“We are pleased with the support shown by our newly created bank group, which includes several institutions continuing long-term relationships with Azure’s management team,” said Eric T. Kalamaras, Marlin’s new Chief Financial Officer. “The Partnership’s enhanced credit facility, together with its strong balance sheet and liquidity position, provides long-term financial capital flexibility as we continue to execute our growth strategies.”

Pro forma for the transactions, the Partnership had approximately $204 million drawn under its new revolving credit facility with total leverage of 3.4x; providing ample liquidity to facilitate future growth opportunities.

Executive Announcements

With over 130 years of combined midstream experience and a proven record of success with publicly traded partnerships, Azure’s highly respected management team will support Marlin’s evolution into a leading midstream partnership. As such, Marlin is pleased to announce its new executive management team.

•	I.J. “Chip” Berthelot, II has been appointed President and Chief Executive Officer;

•	Eric T. Kalamaras has been appointed Chief Financial Officer;

•	David Garrett has been appointed Vice President of Commercial;

•	Victor Davis has been appointed Vice President of Operations;

•	Dennie Dixon has been appointed Vice President of Engineering;

•	Jeremy Ham will remain at Marlin as Vice President of Business Development; and

•	Amanda Bush will remain at Marlin as Vice President of Strategic Planning & Human Resources.

About Marlin Midstream Partners, LP

Marlin is a fee-based, growth oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. Marlin currently provides natural gas gathering, transportation, treating and processing services, NGL transportation services and crude oil transloading services. Headquartered in Dallas, Texas, Marlin’s assets include 723 miles of high- and low- pressure gathering lines in the Haynesville and horizontal Cotton Valley plays located in east Texas and north Louisiana, two natural gas processing facilities located in Panola County, Texas, a natural gas processing facility located in Tyler County, Texas, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines and three crude oil transloading facilities containing six crude oil transloaders.

www.marlinmidstream.com

Cautionary Language

This press release contains forward-looking statements. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. In particular, statements, express or implied, concerning future actions, conditions or events, future operating results or the ability to generate revenues, income or cash flow or to make distributions are forward-looking statements. The forward-looking statements in this press release include statements regarding Marlin and its affiliates, including statements about (i) the benefits the transactions described herein will provide to Marlin, including Marlin’s ability to successfully make future acquisitions, to maintain or increase future distributions, and to capitalize on certain commercial and operational synergies and (ii) the anticipated financial performance of Marlin following the completion of the transactions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations of Marlin may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Marlin’s ability to control or predict. These statements are necessarily based upon various assumptions involving judgments with respect to the future, including, among others, conditions in the capital and credit markets; the ability to achieve synergies and revenue growth; national, international, regional and local economic, competitive and regulatory conditions and developments; technological developments; inflation rates; interest rates; the political and economic stability of oil producing nations; energy markets; commodity prices; weather conditions; environmental conditions; business and regulatory or legal decisions; the timing and success of business development efforts; terrorism; and other uncertainties. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on Marlin’s results of operations or financial condition. Because of these uncertainties, you are cautioned not to put undue reliance on any forward-looking statement.

Investor Relations Contact	Media Relations Contact

Marlin Midstream Partners, LP	Steven C. Sullivan
Eric T. Kalamaras — Chief Financial Officer	(518) 587-5995
(214) 206-9499